Exhibit 1

1 Unveil the Industrial Powerhouse February 25, 2025

ABOUT VISION ONE Vision One Fund, LP (together with its affiliates, “Vision One”) is a value - focused, governance - oriented investment firm based in Miami, Florida . Our objective is to generate private equity returns with public market liquidity in the Consumer and Industrial sectors by identifying high - quality businesses selling at a steep discount, partnering with companies, boards, and management teams, and instilling best governance practices that benefit all stockholders . NOTE REGARDING THIS COMMUNICATION THIS COMMUNICATION IS PROVIDED MERELY AS INFORMATION AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY NOR AS A RECOMMENDATION TO PURCHASE OR SELL ANY SECURITY . THIS COMMUNICATION CONTAINS VISION ONE’S CURRENT VIEWS ON THE VALUE OF INGEVITY’S SECURITIES AND ACTIONS THAT HAVE BEEN TAKEN OR MAY BE TAKEN BY INGEVITY IN ORDER TO ENHANCE THE VALUE OF INGEVITY’S SECURITIES . VISION ONE’S VIEWS ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO INGEVITY AND ASSUMPTIONS THAT VISION ONE DEEMS TO BE REASONABLE . THERE IS NO ASSURANCE THAT THE INFORMATION VISION ONE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE . IN ADDITION, THERE IS NO ASSURANCE THAT VISION ONE’S ASSUMPTIONS ARE CORRECT .  INGEVITY’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM VISION ONE’S ASSUMPTIONS AND ANALYSIS . VISION ONE RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE AND DISCLAIMS ANY OBLIGATION TO NOTIFY THE MARKET OR ANY OTHER PARTY OF ANY SUCH CHANGE, EXCEPT AS REQUIRED BY LAW . VISION ONE DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION OR OPINIONS CONTAINED IN THIS COMMUNICATION . VISION ONE AND ITS AFFILIATES BENEFICIALLY OWN SECURITIES ISSUED BY INGEVITY . VISION ONE MAY SELL ANY OR ALL OF ITS HOLDINGS OR INCREASE ITS HOLDINGS BY PURCHASING ADDITIONAL SECURITIES OF INGEVITY . VISION ONE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING INGEVITY WITHOUT UPDATING THIS COMMUNICATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES, EXCEPT AS REQUIRED BY LAW . VISION ONE HAS NOT SOUGHT, NOR HAS IT RECEIVED, PERMISSION FROM ANY THIRD - PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION . ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN . 2 Important Disclaimer Information

Additional Information and Where to Find It; Participants in the Solicitation and Notice to Investors SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VISION ONE FUND, LP AND ITS AFFILIATES (COLLECTIVELY, “VISION ONE”) FROM THE STOCKHOLDERS OF INGEVITY CORPORATION (“INGEVITY”) FOR USE AT ITS 2025 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION . WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF INGEVITY AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP : //WWW . SEC . GOV . INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14 A FILED BY VISION ONE WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25 , 2025 . EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14 A, THE PARTICIPANTS HAVE NO INTEREST IN INGEVITY . FORWARD - LOOKING STATEMENTS Certain statements contained herein are forward - looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives . Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties . The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements . Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Vision One . Forward - looking statements can be identified by the use of the future tense or other forward - looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “could,” “may,” “will,” “projection,” “forecast,” “strategy,” “position” and other similar expressions, including the negative of such terms . Similarly, statements that describe our objectives, plans or goals are forward - looking . Accordingly, forward - looking statements should not be regarded as a representation by Vision One that the future plans, estimates or expectations contemplated will ever be achieved . Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Ingevity’s public filings . Such forward - looking statements should therefore be construed in light of such factors, and Vision One is under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law . 3 Additional Disclaimer Information

4 Ingevity (“NGVT”) Today • Legacy Board members have presided over nearly nine years of bad acquisitions and erratic corporate strategy • Undisciplined capital allocation has sharply reduced returns on capital and free cash flow • Lack of effective leadership has resulted in worst - in - class Total Shareholder Return (“TSR”) • Appointment of legacy Board member as Interim CEO confirms lack of credible succession plan • Recent Company actions are reactive pivot to shareholder concerns • The Company’s plan to exit Industrial Specialties further obfuscates corporate strategy • Shares are trading at record low valuation multiples reflecting lack of confidence in the Board • We believe that legacy directors will continue to seek like - minded individuals, including any new CEO • We have nominated four highly - qualified director candidates to drive change, restore good governance, implement value - enhancing capital allocation, and ensure stockholder input into CEO selection __ “Legacy Board members” refers to Jean Blackwell, Dan Sansone, Luis Fernandez - Moreno, and Fred Lynch Valuation multiples: December 2016 through February 2025 trailing Price to Earnings, Price to Free Cash Flow, and Enterprise Val ue to EBITDA trailing multiples sourced from Bloomberg as of February 24, 2025. All three referenced valuation metrics at the lowest level in the Company’s history (10.4x Price to Ear nings, 8.8x Price to Free Cash Flow, 7.4x Enterprise Value to EBITDA as of market close February 24, 2025)

We believe that NGVT shares are worth $ 124 per share and offer over 165 % upside • Value of premier Performance Materials segment is obscured by chemical assets • Fair valuation of Performance Materials is only possible through full exit of Performance Chemicals segment • New governance safeguards will reinstill discipline and fix legacy oversight deficiencies • Shareholder input on CEO selection is crucial to stop perpetuation from legacy Board members • We believe that our initiatives, led by Vision One’s director nominees, will generate immense value for all NGVT shareholders 5 Our Vision: Unveil an Industrial Powerhouse

6 Lax Legacy Oversight Requires Immediate Accountability Without immediate and substantive Board refreshment, the status quo will continue Entrenched Board of legacy directors (Jean Blackwell, Dan Sansone, Luis Fernandez - Moreno, and Fred Lynch) will continue to maintain status quo : Misguided Capital Allocation − Poor track record of capital deployment that is long and clear − Overpaid for acquisitions then subsequently shut down assets at a substantial loss − Now advocate for disgorgement of one of their approved acquisitions at fire sale value − Produced an estimated loss of $872 million on $1.8 billion of acquisition and share repurchase spending Existing Board has failed to implement an effective corporate strategy ; new directors are needed to oversee disciplined capital allocation Further Entrenchment with CEO Selection − Self - selected one of their own to serve as Interim CEO with an extravagant compensation package − Same Board is now charged with selection of a new CEO Stockholder representation on the Board is crucial to ensuring objective CEO selection Lack of Accountability to Shareholders − Presided over 50% declines in free cash flow per share and Return on Invested Capital − Have remained complacent with corporate governance standards and integrity of Board process − Consistently exhibited weak shareholder alignment with low stock ownership despite long tenures Board refreshment necessary to demonstrate accountability, renew focus on corporate governance, and increase transparency __ Estimated loss of $872 million consists of $703 million of value loss due to acquisition activity in addition to $139 million of value loss due to share repurchases above NGVT’s current share price. See slides 8 and 9 for additional detail

7 Stockholder Representation on Board Improves Oversight New governance safeguards will reinstill discipline and fix legacy oversight deficiencies Vision One is seeking Board representation to implement new governance safeguards − Appoint Lead Independent Director to improve quality of Board process and challenge others − Bolster alignment by adding direct shareholder representation to the Board − Replace Executive Committee with Strategy and Finance Committee charged with development of returns - based capital allocation framework − Establish director term limits − Allow stockholders to act by written consent without holding a meeting − Reduce the required ownership threshold to 10% for stockholders to call special meetings

8 Recent NGVT Actions Are Reactive Pivot to Vision One’s Arrival • November 26, 2024: Vision One sends private letter to NGVT’s Board of Directors • December 12, 2024: Vision One meets with legacy Board members Jean Blackwell and Luis Fernandez - Moreno • December 26, 2024: NGVT elects Kevin Willis, a former co - worker of Mr. Luis Fernandez - Moreno, to the Board • January 9, 2025: Vision One confirms intent to nominate directors • January 16, 2025: NGVT announces plans to explore strategic alternatives for Industrial Specialties and releases preliminary 2024 results − Why did the Company hurriedly announce a strategic business exit? − Why did the Company release preliminary results just a month before its scheduled earnings release? • January 23, 2025: Vision One nominates four highly - qualified director candidates • February 18, 2025: NGVT reports full year 2024 financial results and discusses complex plan to split operating assets − If these are the right actions now, why weren’t they done this way initially? − Actions are just admission of prior acquisition and strategy mistakes Recent actions seek to insulate an already entrenched Board from concerns raised by stockholders

• Significant shift in NGVT’s strategy and capital allocation began in 2018 with a confusing acquisition spree • Each purchase was debt - financed and introduced new operating and financial risks across the enterprise with no corresponding increase in margin or profit • The transactions have delivered a loss of $ 703 million with sharp and immediate performance declines 9 Years of Misguided Capital Allocation – M&A Value Current Purchase Acquisition $ million Creation Value Price Date Company Acquired ($316) - 316 March 2018 Georgia - Pacific Pine Chemicals ($387) 264 651 February 2019 Capa caprolactone division of Perstorp Holding AB - 345 345 October 2022 Ozark Materials ($703) $609 $1,312 Total - 54% % Loss NGVT Claim • “Provide a stronger platform from which we will accelerate profitable growth” Result • Much of this business was subsequently shut down and cost shareholders an additional $ 100 million in contract termination payments NGVT Claim • “Drive value creation to the benefit of our shareholders” Result • Capa’s earnings have since declined by nearly half __ Purchase prices derived from subsequent 10 - K filing in the year following acquisition. Capa purchase price includes $113 million of debt assumed as part of the transaction Georgia - Pacific Pine Chemicals’ current value is estimated by Vision One as $0 due to likely negative EBITDA and free cash flow, as well as being the reason for NGVT’s $100 million contract termination cash outlay Capa caprolactone division of Perstorp Holding AB’s current value is estimated by Vision One at $264 million or 6x $44 millio n o f 2026 EBITDA Capa caprolactone division of Perstorp Holding AB is now NGVT’s Advanced Polymer Technologies segment Stockholder representation on the Board is critical to implementing an effective long - term strategy

Total 2024 2023 2022 2021 2020 2019 2018 2017 495 - 92 145 109 88 6 47 7 Repurchase Spend ($ million) 7 - 1 2 1 2 0 1 0 Shares Repurchased $69.95 - $72.56 $68.73 $76.97 $57.39 $80.22 $84.49 $66.28 Average Price $46.11 NGVT Share Price (169) - (34) (48) (44) (17) (3) (22) (2) Value Creation From Repurchases 10 Years of Misguided Capital Allocation – Share Repurchase Strategy and Finance Committee is needed to implement appropriate capital allocation policy • Undisciplined deployment of surplus cash into stock buybacks has severely depleted returns on capital • The transactions have delivered a $ 169 million loss __ Figures in table derived from NGVT 10 - Ks and Proxy Statements Value loss calculated as the difference of NGVT’s current share price minus the average price paid per share multiplied by th e n umber of shares repurchased

11 Years of Misguided Capital Allocation – Financial Impact Stockholders must act now before additional value is destroyed by entrenched Board • Financial metrics since inception show real impact of legacy Board members : − Free cash flow and Return on Invested Capital have been cut by more than half − Net debt and financial leverage have tripled Market Capitalization Net Debt Free Cash Flow EBITDA Revenue Return on Invested Capital Free Cash Flow per Share 2,968 286 122 232 972 26.6% $2.86 2017 3,512 590 158 321 1,134 23.7% $3.71 2018 3,655 1,092 161 397 1,293 18.8% $3.81 2019 3,126 907 247 398 1,216 13.5% $5.93 2020 2,817 873 189 422 1,392 13.8% $4.72 2021 2,632 1,295 171 453 1,668 13.3% $4.43 2022 1,711 1,187 95 397 1,692 10.3% $2.61 2023 1,676 1,296 51 369 1,406 7.1% $1.40 2024 (1,292) 1,011 (71) 138 434 - 19.4% ($1.46) 2017 - 2024 - 43.5% 354.0% - 58.1% 59.4% 44.6% - 73.1% - 51.0% % Change - 7.8% 24.1% - 11.7% 6.9% 5.4% - - 9.7% CAGR __ Fiscal years ended December 31 Figures in table derived from NGVT 10 - Ks and Proxy Statements Free Cash Flow defined as GAAP operating cash flow minus capital expenditures Net Debt defined as total long - term debt minus cash and cash equivalents Market Capitalization from Bloomberg as of market close February 24, 2025

Lack of Effective Leadership has Resulted in Worst-in-Class TSR

- **NGVT has severely underperformed competitors**

Total Shareholder Return	From Start of Acquisition Spree	1-Year	3-Year	5-Year
NGVT	-42.0%	-4.2%	-32.8%	-5.3%
S&P 400 Index	80.0%	10.1%	22.0%	73.9%
S&P 400 Chemicals Index	23.9%	-5.1%	-0.8%	55.3%
S&P 400 Materials Index	57.7%	5.0%	12.8%	87.1%
NGVT vs S&P 400 Index	*-122.0%*	*-14.3%*	*-54.8%*	*-79.1%*
NGVT vs S&P 400 Chemicals	*-65.9%*	*1.0%*	*-32.0%*	*-60.5%*
NGVT vs S&P 400 Materials	*-99.8%*	*-9.2%*	*-45.6%*	*-92.3%*

Reconstituted Board will simplify core strategy and create immense shareholder value

Total shareholder returns derived via Bloomberg as of market close February 24, 2025
Start of Acquisition Spree defined as the period beginning with the closing of NGVT's acquisition of Georgia-Pacific's Pine Chemicals business on March 8, 2018
Performance periods relative to February 24, 2025 at 1-, 3-, and 5-year decrements
NGVT relative performance to a relevant index defined as NGVT total shareholder return minus total index return in the equivalent period
S&P 400 Midcap Index Bloomberg ticker: MID Index
S&P 400 Midcap Chemicals Index Bloomberg ticker: S4CHEM Index
S&P 400 Midcap Materials Index Bloomberg ticker: S4MATR Index

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Lack of Effective Leadership has Resulted in Worst-in-Class TSR

- **Four entrenched legacy Board members** with tenure approaching nine years
- Those responsible for underperformance are least able to act objectively
- Why should shareholders believe that the same mistakes won't continue under the status quo?

Board Member	Tenure Years	Cumulative Relative Return	Shares Owned	% Owned
Jean Blackwell	8.8	-73%	20,302	0.06%
Dan Sansone	8.8	-73%	19,649	0.05%
Luis Fernandez-Moreno	8.8	-73%	49,048	0.13%
Fred Lynch	8.8	-73%	22,302	0.06%
Karen Narwold	6.0	-138%	12,939	0.04%
Diane Gulyas	6.0	-136%	12,574	0.03%
Shon Wright	2.6	-63%	5,987	0.02%
Bruce Hoechner	2.0	-69%	4,771	0.01%
Kevin Willis	0.2	8%	2,386	0.01%
			Total	0.41%

Board refreshment with stockholder-focused directors is necessary to prevent further decline

Tenure measured as number of days between February 24, 2025 and each director's initial start date on the Board, divided by 365 days
Cumulative Relative Return measured as NGVT total shareholder return during each director's tenure minus the S&P 400 Midcap Index return during the same period
Shares owned sourced from latest Form 4 filing for each director
Percentage ownership calculated as director's shares owned divided by NGVT shares outstanding as of December 31, 2024

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Succession Planning Failure

- **No credible succession plan existed** as evidenced by the appointment of legacy Board member as Interim CEO
- **Highly excessive compensation package** awarded to Mr. Fernandez-Moreno
- Soon after filling the Interim CEO role with a former Ashland officer, NGVT added the CFO of Ashland, Kevin Willis, to the Board

Comparable Company CEO Salaries



$3,000,000
+140% above median
$1,100,000
$1,360,810
$1,200,000
$1,300,000
CABOT
Sean Keohane
EASTMAN
Mark Costa
PPG
Tim Knavish
SHERWIN-WILLIAMS.
Heidi Petz
ingevity
Luis Fernandez-Moreno

Shareholder input on CEO selection is crucial for substantive change

Mr. Fernandez-Moreno's compensation package from October 2, 2024 8-K filing
Mr. Keohane's salary from Cabot's 2025 Proxy Statement filed January 24, 2025
Mr. Costa's salary from Eastman Chemical's 2024 Proxy Statement filed March 21, 2024
Mr. Knavish's salary from PPG's 2024 Proxy Statement filed March 21, 2024
Ms. Petz's salary from Sherwin-Williams' 2025 Preliminary Proxy Statement filed February 24, 2025

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• Only after severe business declines has the Board decided to pivot and exit Industrial Specialties near the bottom • NGVT’s plan likely amounts to a fire sale and weakens the remaining Road Technologies assets • Mr . Fernandez - Moreno describes the sale as a “condominium . ” Importantly, this complex proposal would co - locate operations at the same site as the buyer , granting outside access to key facilities and introducing substantial new risk to the continuing business • The Board’s plan would expose the IP and proprietary operations of the Company’s retained market - leading pavement business • We believe shared plant operations would structurally impair Road Technologies, slow future growth, and permanently limit valuation 15 NGVT’s Plan Further Obfuscates Corporate Strategy 654 554 459 460 555 497 392 494 634 532 266 200 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Industrial Specialties Revenue ($ million) __ Figures in table derived from NGVT 10 - Ks, Proxy Statements, and 2023 Analyst Day Presentation 2025 $200 million revenue guidance from 4Q 2024 earnings presentation ($180 million to $200 million guidance range) NGVT’s co - location plan increases future risk to Road Technologies

16 Performance Materials is a World - Class Business Standalone Performance Materials should command a significant valuation premium $218 $221 $249 $256 $301 $349 $400 $491 $510 $517 $549 $586 $610 $0 $80 $160 $240 $320 $400 $480 $560 $640 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Revenue ($ million) $81 $78 $100 $92 $61 $131 $169 $213 $249 $249 $252 $287 $319 20.0% 25.0% 30.0% 35.0% 40.0% 45.0% 50.0% 55.0% 60.0% 65.0% $0 $40 $80 $120 $160 $200 $240 $280 $320 $360 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Adjusted EBITDA Margin % Adjusted EBITDA ($ million) Adjusted EBITDA ($ million) Adjusted EBITDA Margin % __ Figures in table derived from NGVT 10 - Ks and Proxy Statements • Performance Materials is an industrial powerhouse − Industry leading profit margins − Low capital requirements − Stable revenue growth driven by increasing global regulation of gasoline vapor emissions

Solution: Simplify Portfolio and Reinvest in Performance Materials

Unveil Value of Performance Materials

- **Fair valuation of Performance Materials** is only possible with full exit of Performance Chemicals, not the piecemeal unwind proposed by the Board
- **Divestment of Performance Chemicals** utilizes tax assets generated through prior unsuccessful acquisitions

Apply Proceeds Evenly to Debt Reduction and Share Repurchase

Remaining Performance Materials and Capa Business

- We believe NGVT ex Performance Chemicals with best-in-class governance provisions will enjoy substantial **multiple expansion due to unparalleled margins, low earnings volatility and stable market position**
- Potential for **NGVT shares to be worth $124 per share** and offer over 165% upside

Stop the Status Quo – Refresh Board with Stockholder Oriented Directors

- Vision One has nominated four highly-qualified director candidates
- Action is necessary to eliminate entrenchment

PC Sale Proceeds (@ 10x EBITDA)	680
Tax	(4)
Transaction Expenses	(7)
Net Proceeds	**669**
Share Repurchase ($ million)	(335)
Average Repurchase Price	$55.00
Shares Retired	(6)
Shares Outstanding	30
Net Debt	1,323
Debt Reduction	(335)
Net Debt	989
NGVT 2026 EBITDA	394
Multiple	12.0x
Enterprise Value	**4,728**
Net Debt	989
Equity Value	3,739
Shares Outstanding	30
Equity Value Per Share	**$123.53**
NGVT Share Price	46.11
Equity Value Per Share	123.53
Value Creation	**$77.42**
% Upside	*168%*

Unveil the Performance Materials industrial powerhouse

$68 million 2026 Vision One estimate of Performance Chemicals EBITDA
Taxes on sale assume a $660 million tax basis in Performance Chemicals assets and a 21% tax rate
Share repurchases and debt paydown assumes de-minimis fees on transactions
$394 million of NGVT EBITDA consists of $44 million from Capa and $350 million from Performance Materials
Vision One Pro-Forma Free Cash Flow Per Share calculated as $394 million of EBITDA minus $38 million of maintenance capital expenditures minus $74 million of interest expense (7% interest rate on pro-forma net debt) minus $55 million of tax expense minus $13 million of finance lease expense divided by 30 million of pro-forma fully diluted shares outstanding
Consensus 2026 Free Cash Flow Per Share derived from Bloomberg as of February 24, 2025

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18 Vision One’s Highly Qualified Board Nominees Julio C. Acero • Director and Investment Analyst at Vision One since July 2022 • Formerly served from September 2021 to June 2022 as a Research Associate for Artisan Partners’ $30 billion Global Equity Fund covering the Industrials sector and as an Investment Analyst at Steel Partners LP, from September 2016 to July 2019, focused on public and private mid - cap equity investments across Consumer, Industrial, Energy, and Technology sectors • Serves as a non - voting observer to the Board of Directors of Triumph Group, Inc. (NYSE: TGI) • B.S. in Finance, Real Estate and Law from the California State Polytechnic University – Pomona, a Master of Accounting from USC Marshall School of Business, and an M.B.A from Northwestern University – Kellogg School of Management x Detailed knowledge of financial accounting, managerial accounting, financial analysis, corporate strategy, company capitalization structures and the capital markets x Broad business and investment experience in the industrial, aerospace, energy, consumer and technology sectors as well as experience with complex financing matters x “Audit committee financial expert” under the rules of the SEC x Independent Courtney R. Mather • Chief Executive Officer and Chief Investment Officer of Vision One • Formerly served as a Portfolio Manager and Managing Director of Icahn Capital from April 2014 to March 2020, and at Goldman Sachs & Co. from 1998 to 2012, most recently as Managing Director in private credit trading and investing, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients • Director of Caesars Entertainment Corporation (Nasdaq: CZR) and currently serves on its Audit Committee, Compensation Committee, and Corporate Social Responsibility Committee • Director of Triumph Group, Inc. (NYSE: TGI) and currently serves as a member of its Audit Committee and its Finance & Strategy Committee • B.A. from Rutgers College • Chartered Alternative Investment Analyst, Chartered Financial Analyst and Certified Financial Risk Manager professional designations x Detailed knowledge of accounting and financial analysis, corporate strategy, risk governance, company capitalization structures and the capital markets x Experience as a public company director in a variety of industries with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies x “Audit committee financial expert” under the rules of the SEC x Independent

19 Vision One’s Highly Qualified Board Nominees Dr. Merri J. Sanchez • Technical Fellow — Space Policy & Strategy with The Aerospace Corporation, providing technical and strategic advice on matters concerning civil, commercial, and government spaceflight programs since 2017 • More than 40 years of spaceflight engineering and operations experience • Previously served as the Chief Scientist of the U.S. Air Force Space Command from 2014 to 2017, as a Senior Director of a commercial space company from 2010 to 2014, and as a senior executive for the National Aeronautics and Space Administration from 1982 to 2010 • Bachelor of Science in Aerospace Engineering from Texas A&M University, a Master of Science in Physical Sciences (Planetary Geology) from the University of Houston  —  Clear Lake, a Master of Mechanical Engineering from the University of Houston, and a Doctor of Philosophy in Industrial Engineering (Human Factors) from the University of Houston • Director of McEwen Mining Inc. (NYSE: MUX) since February 2022, including as a member of its Compensation, Nominating and Corporate Governance Committee. • Director of the Dee Howard International Education Foundation since November 2022 x Expertise in cutting edge science and technology as well as experience in operations, engineering, cybersecurity, safety, and risk management x “Audit committee financial expert” under the rules of the SEC x Independent F. David Segal • F. David Segal was Vice President of Investment Excellence for International Paper Company (NYSE: IP) from February 2021 to January 2025 • Led initiatives in creating shareholder value in all aspects including capital allocation, corporate strategy, investments, and operating performance • Bridged the divide between operator and investor perspectives • Previously, Portfolio Manager of the Franklin Mutual Series Fund from 2002 to December 2020, with global research and investment responsibilities in companies in the industrials, automotive, paper and forest products, and defense sectors • Previously a director of International Automotive Components Group, a leading global auto parts supplier, from 2006 to 2019 • B.A. from the University of Michigan and an M.B.A. from New York University’s Stern School of Business • Chartered Financial Analyst professional designation x Direct operating experience in paper and forest products business that is similar to NGVT’s former parent company x Prior experience as an investor with a long - term focus, industry and capital markets experience as well as experience in international operations, finance, capital allocation, corporate strategy, risk management, strategic transactions, and implementation of corporate initiatives x “Audit committee financial expert” under the rules of the SEC x Independent

20 Appendix: Historical NGVT Valuation Multiples __ NGVT Valuation multiples: December 2016 through December 2024 trailing Price to Earnings, Price to Free Cash Flow, and Enterp ris e Value to EBITDA trailing multiples sourced from Bloomberg as of February 24, 2025. All three referenced valuation metrics at the lowest level in the Company’s history (10.4x Pr ice to Earnings, 8.8x Price to Free Cash Flow, 7.4x Enterprise Value to EBITDA as of market close February 24, 2025) Shares are trading at record low valuation multiples reflecting lack of confidence in the Board 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Dec-23 Dec-24 Historical NGVT Valuation Multiples per Bloomberg Price to Earnings Price to Free Cash Flow Enterprise Value to EBITDA All - time low valuation multiples

21 Appendix: Vision One’s November 26, 2024 Letter to NGVT Board

22 Appendix: Vision One’s November 26, 2024 Letter to NGVT Board

23 Appendix: Vision One’s November 26, 2024 Letter to NGVT Board

24 info@visiononefund.com (786) 826 - 9138 800 Brickell Avenue, Suite 601 Miami, Florida 33131